(d)(4)

QUAKER INVESTMENT TRUST

FORM OF INVESTMENT SUBADVISORY AGREEMENT

THIS AGREEMENT is made and entered into as of the 8th day of September, 2011, by and between Quaker Funds, Inc., a Delaware corporation (“Adviser”), and ICC Capital Management, Inc., a Florida corporation (“Sub-Adviser”).

RECITALS

WHEREAS, Quaker Investment Trust (the “Trust”) is organized under the laws of the state of Massachusetts as an unincorporated business trust operating and registered as an open-end management investment company of the series type under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Trust is authorized by its Amended and Restated Declaration of Trust and Amended and Restated Bylaws to issue separate Portfolios of shares representing interests in separate investment portfolios (the “Portfolios”);

WHEREAS, the Trust has authorized the issuance of shares of beneficial interest in, among others, a Portfolio known as the Quaker Capital Opportunities Fund (the “Fund”);

WHEREAS, Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”) and engages in the business of asset management;

WHEREAS, Sub-Adviser is registered as an investment adviser under the Advisers Act and engages in the business of asset management;

WHEREAS, the Trust has retained Adviser to furnish investment advisory services to the Fund pursuant to an investment advisory agreement dated May 3, 2005; and

WHEREAS, Adviser, with the consent of the Trust, desires to retain Sub-Adviser to furnish day-to-day investment advisory services to the Fund pursuant to the terms and conditions of this Agreement, and Sub-Adviser is willing to so furnish such services.

NOW THEREFORE, in consideration of the foregoing and the agreements and covenants herein contained, the parties hereto, intending to be legally bound, agree as follows:

1.	Appointment

Adviser, with the consent of the Trust, hereby appoints Sub-Adviser to provide day-to-day investment advisory services to the Fund for the periods and on the terms set forth in this Agreement. Sub-Adviser accepts the appointment and agrees to furnish the services herein set forth for the compensation herein provided.

2.	Delivery of Documents

The Trust and/or Adviser have furnished Sub-Adviser with properly certified or authenticated copies of each of the following:

(a)	The Trust’s Amended and Restated Declaration of Trust as filed with the Commonwealth of Massachusetts;

(b)	The Trust’s Amended and Restated Bylaws;

(c)	Resolutions of the Trust’s Board of Trustees authorizing the appointment of Sub-Adviser and approving this Agreement;

(d)	The Trust’s most current Registration Statement on Form N-1A promulgated under the 1940 Act and under the Securities Act of 1933, as amended; and

(e)	The Trust’s current Prospectus and Statement of Additional Information (together called the “Prospectus”).

The Trust and/or Adviser will furnish Sub-Adviser with properly certified or authenticated copies of all amendments of or supplements to the foregoing at the same time as such documents are required to be filed with the U.S. Securities and Exchange Commission (“SEC”) and/or state authorities.

3.	Management

Subject to the supervision of the Trust’s Board of Trustees and Adviser, Sub-Adviser will provide a continuous investment program for the Fund, including investment research and management with respect to all securities, investments, cash and cash equivalents held by the Fund. Sub-Adviser will determine what securities and other investments will be purchased, retained or sold by the Fund and will execute such decisions. Sub-Adviser will choose such investments and otherwise provide the services under this Agreement in accordance with the Fund’s investment objectives, policies and restrictions as such are set forth in the Prospectus from time to time. Sub-Adviser further agrees that it will employ such efforts as required pursuant to its fiduciary responsibilities under the Advisers Act, to:

(a)	Conform its activities to all applicable rules and regulations of the SEC and will, in addition, conduct its activities under this Agreement in accordance with the regulations of any other federal and state agencies which may now or in the future have jurisdiction over its activities under this Agreement;

(b)	Place orders pursuant to its investment determinations for the Fund either directly with the respective issuers or with any broker or dealer. In placing orders with brokers or dealers, Sub-Adviser will attempt to obtain the best net price and the most favorable execution of its orders. Notwithstanding the foregoing, and subject to the appropriate policies and procedures approved by the Board, the Sub-Adviser may, to the extent authorized by Section 28(e) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), cause the Fund to pay a broker-dealer that provides brokerage or research services to the Sub-Adviser and the Fund a commission for effecting a Fund securities transaction in excess of the amount another broker-dealer would have charged for effectuating such transaction, if the Sub-Adviser determines in good faith that such amount of commission is reasonable in relation to the value of such brokerage or research services provided by the executing broker-dealer viewed in terms of either the particular transaction or the Sub-Adviser’s overall responsibilities to the Fund or its other advisory clients for which the Sub-Adviser exercises investment discretion (as defined in Section 3(a)(35) of the Exchange Act); and

(c)	Provide, at its own cost, all office space, facilities and equipment necessary for the conduct of its advisory activities on behalf of the Fund.

4.	Services Not Exclusive

The advisory services to be furnished by Sub-Adviser hereunder are not to be considered exclusive, and Sub-Adviser shall be free to furnish similar services to others so long as its services to the Fund under this Agreement are not materially impaired thereby; provided, however, that without the written consent of Adviser, Sub-Adviser shall not serve as an investment advisor to any other investment company having a similar multi-strategy methodology to that of the Fund.

5.	Books and Records

In compliance with Rule 31a-3 promulgated under the 1940 Act, Sub-Adviser hereby agrees that all records which it maintains for the benefit of the Fund are the property of the Fund and further agrees to surrender promptly to the Fund any of such records upon the Fund’s request. Sub-Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 promulgated under the 1940 Act, the records required to be maintained by it pursuant to Rule 31a-1 promulgated under the 1940 Act that are not maintained by others on behalf of the Fund.

6.	Expenses

During the term of this Agreement, Sub-Adviser will pay all expenses incurred by it in connection with its investment advisory services furnished to the Fund other than the costs of securities and other investments (including brokerage commissions and other transaction charges) purchased or sold for the Fund.

7.	Compensation

Adviser will pay to Sub-Adviser, and Sub-Adviser will accept as full compensation for its services rendered hereunder, an investment advisory fee, computed at the end of each month and payable within five (5) business days thereafter, equal to the annual rate of 0.625% of the average daily net assets of the Fund. All parties to this Agreement do hereby authorize and instruct the Fund’s administrator, Brown Brothers Harriman & Co., or its successor, to provide a calculation each month of the gross amount due to Sub-Adviser. In the event that Sub-Adviser’s services to the Fund begin or end at a time other than the beginning or end of a month, fees payable to Sub-Adviser will be prorated for that portion of the month during which services were actually rendered.

All rights of compensation under this agreement for services performed as of the termination date shall survive the termination of this agreement.

8.	Limitation of Liability

Sub-Adviser shall not be liable for any error of judgment, mistake of law or loss suffered by the Fund in connection with the performance of this Agreement, except a loss to the Fund resulting from a breach of Sub-Adviser’s fiduciary duties with respect to the receipt of compensation for services or a loss to the Fund resulting from the Sub-Adviser’s willful malfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations or duties under this Agreement.

9.	Duration and Termination

(a)	This Agreement shall become effective as of the date first written above and, unless sooner terminated as provided herein, shall continue in effect for two years. Thereafter, this Agreement shall be renewable for successive periods of one year each, provided such continuance is specifically approved annually:

(i)	by the vote of a majority of those members of the Board of Trustees who are not parties to this Agreement or interested persons of any such party (as that term is defined in the 1940 Act), cast in person at a meeting called for the purpose of voting on such approval; and

(ii)	by either the affirmative vote of a majority of the Board of Trustees or the vote of a majority of the outstanding voting securities of the Fund (as such a majority is defined in the 1940 Act).

(b)	Notwithstanding the foregoing, this Agreement may be terminated by:

(i)	Adviser, if such termination is approved by the vote of the Board of Trustees of the Trust or the vote of a majority of the outstanding voting securities of the Fund (as such a majority is defined in the 1940 Act), at any time without the payment of any penalty, upon sixty (60) calendar days’ written notice to Sub-Adviser; or

(ii)	Sub-Adviser at any time upon sixty (60) calendar days’ written notice, without payment of any penalty.

(c)	This Agreement will automatically terminate in the event of its assignment (as that term is defined in the 1940 Act).

10.	Amendment of this Agreement

No provision of this Agreement may be changed, waived, discharged, or terminated orally, but only by a written instrument signed by the party against which enforcement of the change, waiver, discharge or termination is sought. No material amendment of this Agreement shall be effective until approved by vote of a majority of the outstanding voting securities of the Fund (as defined in the 1940 Act).

11.	Miscellaneous

The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Agreement shall not be affected thereby. This Agreement shall be binding on, and shall inure to the benefit of, the parties hereto and their respective successors.

12.	Counterparts

This Agreement may be executed in counterparts by the parties hereto, each of which shall constitute an original, and all of which, together, shall constitute one Agreement.

13.	Governing Law

This Agreement shall be construed in accordance with, and governed by, the laws of the Commonwealth of Pennsylvania.

14.	Notices

Except as otherwise provided in this Agreement, any notice or other communication required by or permitted to be given in connection with this Agreement will be in writing and will be delivered in person or sent by first class mail, postage prepaid or by prepaid overnight delivery service to the respective parties as follows:

If to Adviser:	If to Sub-Adviser:

Quaker Funds, Inc.	ICC Capital Management, Inc.
309 Technology Drive	390 North Orange Ave., 27th Floor
Malvern, PA 19355	Orlando, FL 32801
Attn: Jeffry H. King, Sr.	Attn:
Chief Executive Officer

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the day and year first written above.

Attest:		QUAKER FUNDS, INC.

By		By
Name:	Timothy E. Richards	Name:	Justin Brundage
Title:	Chief Compliance Officer	Title:	President

Attest:	ICC CAPITAL MANAGEMENT, INC.

By	By
Name:	Name:
Title:	Title: